Synalloy Corporation

Exhibit 21 Subsidiaries of the Registrant

The Company has five wholly-owned subsidiaries. All subsidiaries are included in the Company's consolidated financial statements. The subsidiaries are as follows:

Synalloy Metals, Inc., formerly Bristol Metals, Inc., a Tennessee corporation

Manufacturers Soap and Chemicals Company, a Tennessee corporation

Organic-Pigments Corporation, a North Carolina corporation

Metchem, Inc., a Delaware corporation

SYNCO International, Inc., a Virgin Islands corporation